Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-226110) and Registration Statement (Form S-8 No. 333-226110) pertaining to the 2017 Equity Incentive Plan, Registration Statement (Form S-8 No. 333-231103) pertaining to the 2019 Equity Incentive Plan, the Amendment No. 1 to Registration Statement (Form F-3 No. 333-231812) and Registration Statement (Form F-3 No. 333-231812) of CLPS Incorporation of our report dated October 21, 2019, with respect to the consolidated financial statements of CLPS Incorporation, included in this Annual Report (on Form 20-F) for the year ended June 30, 2019.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

October 21, 2019